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                                                                 Exhibit (h) 8.1

                                    GUARANTEE

     GUARANTEE, dated as of January 17, 2003 (the "Agreement"), from FRANK RUSSELL INVESTMENT COMPANY, a Massachusetts business trust (the "Trust"), on behalf of its series RUSSELL MULTI-MANAGER PRINCIPAL PROTECTED FUND (the "Fund") to and for the benefit of shareholders of the Fund (the "Shareholders").

                                   ARTICLE I

                                   DEFINITIONS

     The terms defined in this Article I shall have the meanings provided herein for all purposes of this Agreement, in both singular and plural form, as appropriate.

     "Aggregate Shortfall Amount" means an amount equal to the sum of the Class Shortfall for Class A Shares, the Class Shortfall for Class B Shares, and the Class Shortfall for Class C Shares.

     "Business Day" means any day other than a day on which banks located in the City of New York, New York are required or authorized by law to close or on which the New York Stock Exchange is closed for business.

     "Class of Shares" means each class of shares of beneficial interest of the Fund designated pursuant to the Declaration of Trust.

     "Class Shortfall Amount" means, for each Class of Shares for which the NAV is less than the Guarantee per Share on the Guarantee Maturity Date, an amount equal to the product of (i) the difference between the Guarantee per Share and the NAV and (ii) the total number of outstanding shares of beneficial interest of that Class of Shares, calculated as of the Guarantee Maturity Date.

     "Covered Expenses" means, for any Class of Shares, the annual ordinary fund operating expenses reflected in the Prospectus and SAI relating to such Class of Shares that are covered and limited by the Expense Limitation Agreement. "Covered Expenses" shall not include extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund's business.

     "Custodian" means State Street Bank and Trust Company, as Custodian, pursuant to the Custodian Agreement, or any successor to State Street Bank and Trust Company in such capacity.

     "Custodian Agreement" means the Custodian Contract, dated as of October 31, 1988, between the Trust and the Custodian, as amended and any successor agreement.

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     "Declaration of Trust" means the Trust's Amended and Restated Declaration of Trust, dated as of August 19, 2002, as amended by Amendment #1 thereto, dated October 8, 2002 and, as in effect from time to time.

     "Distribution Per Share" means, with respect to any Class of Shares, an amount equal to the quotient of (x) the amount any distribution or payment by the Fund related to investment income plus capital gains plus principal plus any expense that is not a Covered Expense (for example, any payment of Income Taxes and extraordinary expenses) divided by (y) the number of Shares of such Class of Shares outstanding on the date of such distribution. For the avoidance of doubt
(i) payments of expenses that are not Covered Expenses, specifically including Income Taxes and extraordinary expenses, will reduce the Guarantee per Share as if such amounts were distributed to Shareholders, but such payments cannot be reinvested and no Shares shall be issued in respect of such payments; and (ii) investment-related costs, such as interest, taxes (other than Income Taxes), brokerage commissions and transaction fees, shall not be treated as distributions or payments by the Fund for purposes of determining Distribution Per Share, but are taken into account and reduce the amount in clause (x) above in accordance with the Fund's calculation of NAV.

     "Expense Limitation Agreement" means the Expense Limitation Agreement, dated as of the date hereof, between Frank Russell Investment Management Company and the Trust on behalf of the Fund as amended from time to time.

     "Guarantee Maturity Date" means the date that is five years after the Inception Date, but if that date is not a Business Day, the Guarantee Maturity Date shall be the first Business Day thereafter.

     "Guarantee per Share" means, with respect to any Class of Shares, (i) the NAV for such Class of Shares at the close of business on the Transition Date and
(ii) thereafter on any Business Day, the Guarantee per Share for such Class of Shares on the immediately preceding Business Day divided by the sum of one plus the quotient of (A) the amount of any Distribution Per Share with respect to such Class of Shares effective since the immediately preceding Business Day divided by (B) the NAV for such Class of Shares at the close of business on the day such Distribution Per Share was effective.

     "Guarantee Period" means the period commencing on and including the Inception Date to and including the Guarantee Maturity Date.

     "Inception Date" means the second Business Day after the end of the Offering Period.

     "Income Taxes" means U.S. income or excise taxes that are calculated on the net income or undistributed net income of the Fund.

     "Investment Company Act" means the Investment Company Act of 1940, as amended.

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     "NAV" means, with respect to any Class of Shares of the Fund, on any date, the net asset value per share of such Class of Shares established by the Fund for such date in the manner required by the Investment Company Act.

     "Offering Period" means the period prior to the Guarantee Period during which the shares of the Fund will be offered for sale to investors as described in the Prospectus and SAI relating to each Class of Shares.

     "Prospectus and SAI" means, for any Class of Shares, the prospectus and statement of additional information pursuant to which the shares of such Class of Shares were offered for sale, as the same may be updated and in effect from time to time.

     "Transition Date" means the Business Day after the end of the Offering Period.

                                   ARTICLE II

                                  THE GUARANTEE

     The Fund hereby guarantees that on the Guarantee Maturity Date, shares of the Fund of any Class of Shares may be redeemed for an amount no less than the Guarantee Per Share for that Class of Shares. To ensure that all such redemptions can occur, the Fund will, on the Guarantee Maturity Date, cause to be paid out of its assets available therefor to the Custodian for the benefit of shareholders an amount equal to the Aggregate Shortfall Amount, if there is such a shortfall.

     The Trust, on behalf of the Fund, has purchased an insurance policy (the "Policy") from a monoline insurer to insure against the risk of nonpayment by the Fund of the Aggregate Shortfall Amount.

                                  ARTICLE III

                                  MISCELLANEOUS

     In the event of a default of this Agreement by the Trust and in the event that full payment is not made pursuant to the Policy or any successor insurance policy, no Shareholder shall be entitled to receive more than such Shareholder's allocable share of any recovery pursuant to any claim hereunder as determined in accordance with the ratio that (a) the amount to which such Shareholder would be entitled under this Agreement bears to (b) the aggregate amount to which all Shareholders would be entitled hereunder.

     Any liability of the Trust under this Agreement or in connection with the transactions contemplated herein shall be discharged only out of the assets of the Fund. For this purpose, the assets of the Fund shall not include the Policy (or any successor insurance policy) but shall include any proceeds thereof. The Declaration of Trust establishing the Fund is on file with the Secretary of The Commonwealth of Massachusetts. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only

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the trust property of the Fund, as provided in its Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Declaration of Trust.

     This Agreement may be amended at any time or from time to time by the Trust on behalf of the Fund.

     This Agreement is subject to the applicable provisions of the Investment Company Act and shall be construed, and the obligations, rights and remedies hereunder shall be determined, in accordance with the laws of the State of New York (to the extent not inconsistent with such Act).

                            [Signature page follows.]

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     IN WITNESS WHEREOF, the Trust has executed this Agreement on behalf of the
Fund as of the day and year first above mentioned.

                                    FRANK RUSSELL INVESTMENT
                                       COMPANY,
                                       On behalf of its series
                                       Russell Multi-Manager Principal Protected
                                       Fund

                                    By:_________________________________________
                                       Name:
                                       Title: